UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 17, 2006 (October 13, 2006)
Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose, California 95134
(Address of principal executive offices)

(408) 964-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 13, 2006, Sanmina-SCI Corporation (the “Company”) entered into a Credit and Guaranty Agreement among the Company, certain of its subsidiaries as guarantors, the lenders party thereto, and Bank of America, N.A., Citibank, N.A., and Deutsche Bank AG Cayman Islands Branch, as agents (the “Credit Agreement”).  The Credit Agreement provides for a $600.0 million senior unsecured term loan which matures on January 31, 2008.  The Company drew down the $600.0 million term loan simultaneously with the closing of the transaction.  A portion of the proceeds were used to effect the satisfaction and discharge of the indenture described below. The Company intends to use the remaining proceeds for working capital and general corporate purposes.

The loans will bear interest at either the election of the Company at either the prime rate plus a margin or at an adjusted LIBOR rate plus a margin.  On the 181st day after closing, the margins with respect to all loans will increase by 0.5% for the remaining life of the loans.  Interest on the loans is payable quarterly in arrears with respect to prime rate loans and at the end of an interest period in the case of LIBOR rate loans.  Principal, together with accrued and unpaid interest, is due at maturity.  In addition, the Company is required to make mandatory prepayments of principal with the net cash proceeds from the sale of certain assets and the incurrence of certain debt.

All of the Company’s existing and future domestic subsidiaries will guaranty the obligations under the Credit Agreement, subject to some limited exceptions.

The Credit Agreement contains affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Further, the Credit Agreement contains negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens and make certain restricted payments.  The events of default under the Credit Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events.

On October 13, 2006, the Company and the required lenders entered into Amendment No. 2 (the “Amendment”) to its Amended and Restated Credit and Guaranty Agreement, dated as of December 16, 2005, among the Company, certain of its subsidiaries as guarantors, the lenders party thereto, Bank of America, N.A., as Initial Issuing Bank and Citicorp USA, Inc., The Bank of Nova Scotia, Deutsche Bank Trust Company Americas, KeyBank National Association, Bank of America, N.A., and Citibank, N.A., as agents (as amended, the “Revolving Credit Agreement”).  Pursuant to the Amendment, certain amendments were made to the Revolving Credit Agreement to permit the transactions contemplated by the Credit Agreement and to extend the termination date of the existing waiver under the Revolving Credit Agreement to December 11, 2006.

Item 1.02  Termination of a Material Definitive Agreement

On October 13, 2006, SCI Systems, Inc. (the “SCI Systems”), a wholly owned subsidiary of the Company, effected, in accordance with the terms thereof, the satisfaction and discharge of the Indenture, dated as of March 15, 2000, by and between SCI Systems and The Bank of New York Trust Company, National Association, as trustee (as supplemented, the “Indenture”), pursuant to which SCI Systems issued its 3% Convertible Subordinated Notes due 2007 (the “Notes”).  In connection with the satisfaction and discharge of the Indenture, $532,875,000 in cash was deposited with the trustee, which amount is equal to the principal and interest scheduled to be due and owing on the Notes on their maturity date, which is March 15, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: October 17, 2006	By:	/s/ David L. White
David L. White
Executive Vice President and Chief Financial Officer